Exhibit 1

The Company communicates that the materials pertaining to the Meeting and the information contained therein were provided by shareholder Société Mondiale Fundo de Investimento em Ações, through its manager Bridge Administradora de Recursos Ltda., and that, under CVM Instruction No. 481/09, such shareholder is responsible to the CVM for the information provided to the Company. The Company highlights that it is not responsible for the veracity, completeness or consistency of such information, nor does it confirm the terms of the call of the Meeting.

Oi S.A. – IN JUDICIAL REORGANIZATION

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

Société Mondiale Fundo de Investimento em Ações, registered under corporate taxpayers’ registry (CNPJ/MF) no. 20.588.268/0001-01, managed by Bridge Administradora de Recursos Ltda., CNPJ/MF No. 11.010.779/0001-42, holder of 6.18% of the capital stock of Oi S.A. – In Judicial Reorganization (“Company”), in accordance with Article 123, sole paragraph, item “c” of Law 6,404/76, calls the Company’s Shareholders to meet in an Extraordinary General Shareholders’ Meeting, to be held on September 8, 2016 at 2 p.m., at the Company’s headquarters, located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to deliberate the following items:

(1) Discuss and evaluate the Company’s current economic-financial position, as well as the challenges to be faced henceforth, contemplating potential suggestions from shareholders, to be considered by the management of the Company, in the process of the economic-financial uplift currently underway;

(2)	Deliberate the dismissal of members of the Company’s Board of Directors, listed as follows, in individual votes:

a) Rafael Luis Mora Funes (member) and João do Passo Vicente Ribeiro (alternate);

b) João Manuel Pisco de Castro (member without alternate);

c) Luís Maria Viana Palha da Silva (member) and Maria do Rosário Amado Pinto Correia (alternate);

d) André Cardoso de Menezes Navarro (member) and Nuno Rocha dos Santos de Almeida e Vasconcellos (alternate);

e) Pedro Zañartu Gubert Morais Leitão (member without alternate);

(3) Deliberate the dismissal from the Board of Directors Marcos Grodetzky (member without alternate); and

(4) Deliberate the election of members and alternate members to replace those dismissed and also for the vacant positions of the Board of Directors, as well as the vacancies of the positions of Members Sérgio Franklin Quintella and Joaquim Dias de Castro, who recently resigned from the Board, for the remainder of their terms, subject to the provisions of Article 69 of the Company’s Bylaws.

GENERAL INSTRUCTIONS:

1. The duly updated documentation and information related to the issues to be deliberated at the Meeting, as well as summaries of the candidates’ C.V.s, are being submitted to the Company concurrently with the publication of this call notice and will be the subject of a market disclosure in the form of a Material Fact or Notice to the Market, to be disclosed by the Company on its Investor Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) (www.cvm.gov.br), in accordance with CVM Instruction No. 481/08, for examination by the Shareholders.

2. Pursuant to CVM Instruction No. 165/91, as amended by CVM Instruction No. 282/98, the shareholder informs that the minimum participation rate to request the cumulative voting procedure for the election of members of the Board of Directors is 5% (five percent) of the voting shares, observing the legal timeframe of 48 hours (forty-eight hours) in advance of the Meeting for such a request.

3. We further inform the shareholders that ANATEL stated in its Official Letter No. 324/2016/SEI/CPOE/SCP-ANATEL dated July 26, 2016 (made available to the market through the Material Fact dated July 28, 2016, available on the Company’s Investor Relations page www.oi.com.br/ri), that there is no obstacle to the present call or election of members to the Company’s board of directors, as “the corporate acts necessary to the elective process at issue, governed by the Brazilian Corporations Law, can be performed up until the new members take office without the need for prior acknowledgement by this Agency. However, after taking office, the new members of the Boards of Directors, Board of Executive Officers or similar bodies, elected by the potential new controlling shareholders of the Oi Group, shall excuse themselves from their duties pending the effective acknowledgement of the Agency pursuant to the Rules approved by Resolution No. 101 of 1999” (ANATEL Official Letter dated July 26, 2016).

4. We request that any shareholder that wishes to participate in person or by proxy in the Meeting submit the following documents to Rua Humberto de Campos No. 425, 5th floor, Leblon, City of Rio de Janeiro – RJ, from 9 a.m. to 12 p.m. or from 2 p.m to 6 p.m., within 2 (two) business days prior to the Meeting, to the care of Corporate and M&A Management: (i) if a legal entity: certified copies of its Organizational Documents, Bylaws or Articles of Incorporation, as well as the minutes of the election of the Board of Directors (if applicable) and minutes of the election of the Management containing the election of the legal representative(s) that will be present at the Meeting; (ii) if an individual: certified copies of the shareholder’s legal identification and Individual Taxpayer Registration Number (Cadastro de Pessoas Físicas – CPF); and (iii) if an Investment Fund: certified copies of the Fund regulation and Bylaws or Articles of Incorporation of the Fund’s manager, as well as the minutes of the election of the legal representative(s) to be present at the Meeting. In addition to the documents in items (i), (ii), and (iii), as may be the case, when the shareholder is represented by a proxy, the shareholder must also submit, along with the abovementioned documents, the proxy’s mandate, with special powers and notarized, as well as certified copies of the legal identification and minutes of election of the legal representative(s) that signed the mandate that proves the powers of representation, in addition to the proxy’s legal identification and CPF. The measure is intended to expedite the registration of shareholders present at the Meeting.

5. The shareholders whose shares are registered under BOVESPA’s Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas das Bolsas de Valores) and who wish to participate in this Meeting shall submit a statement share ownership issued up to two (2) business days before the Meeting and provided by the custodian body.

Rio de Janeiro, August 9, 2016.

Société Mondiale Fundo de Investimento em Ações

Through its manager Bridge Administradora de Recursos Ltda.

(cf. authorization of Article 123, sole paragraph, item “c” of Law 6,404/76)